UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2023

STAGWELL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13718	86-1390679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One World Trade Center, Floor 65

New York, NY 10007

(Address of principal executive offices) (Zip Code)

(646) 429-1800

(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	STGW	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2023, Stagwell Inc., a Delaware corporation (the “Company”) entered into an agreement (the “Stock Repurchase Agreement”) with certain affiliates of AlpInvest Partners B.V. (“AlpInvest”) to repurchase approximately 23,328,154 shares of the Company’s Class A common stock, par value $0.001 (“Common Stock”), for $6.43 per share in a privately negotiated transaction. The aggregate purchase price is $150 million. The Stock Repurchase Agreement contains customary representations, warranties and covenants of the parties for a transaction of this nature. The transaction is expected to close as soon as possible, provided, however, that if the transaction has not closed by May 31, 2023, either party may terminate with no further liability or obligation.

The repurchase of the shares of Common Stock from AlpInvest pursuant to the Stock Repurchase Agreement is separate and apart from, and will not reduce the Company’s previously announced stock repurchase program which was extended on March 1, 2023. The Company will repurchase the shares using cash flow and borrowings under its senior secured revolving credit facility.

The foregoing summary of the Stock Repurchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Stock Repurchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Stock Repurchase Agreement, dated May 9, 2023, between Stagwell, Inc. and the entities listed on Schedule I thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2023

STAGWELL INC.

By:	/s/ Peter McElligott
Peter McElligott
General Counsel